EXHIBIT 99.1

2014-01

Contact:  Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON ANNOUNCES CHANGE IN ONESUBSEA TOP MANAGEMENT

HOUSTON, TX – January 10, 2014 – Cameron (NYSE: CAM) today announced the retirement of John Carne as Chief Executive Officer of OneSubsea effective February 28, 2014. John has served as CEO of OneSubsea since the Cameron and Schlumberger joint venture was formed in June 30, 2013. Previously, John served Cameron for over 40 years in several senior level management positions, including Cameron’s Chief Operating Officer. Scott Rowe, President, Production Systems for OneSubsea, will succeed John effective March 1.

Scott Rowe joined Cameron in 2002, and most recently served as Vice President of Cameron and President of the Company’s Subsea Systems division, which later became part of OneSubsea. Prior to his Subsea Systems role, Scott served as President of Cameron’s Engineered and Process Valves business in the Valves & Measurement Group and as Corporate Development Manager. While at Valves & Measurement, Scott played a leading role in the acquisition of the Dresser valve business. Before joining Cameron, Scott served in the US Army and worked for Varco International. He is an Engineering Management graduate from the US Military Academy at West Point and holds an MBA from Harvard University.

Jack Moore, Chairman, President, and Chief Executive Officer of Cameron stated, “John has been instrumental to our success and has been a valued and respected member of my leadership team. His tremendous experience leading operations across our many business segments has been invaluable. He has shown a tireless commitment to our customers and has helped develop strong leaders that will support our business for many years to come.” Moore went on to say, “We are very excited to have Scott succeed John in the top job at OneSubsea. Scott has an outstanding track record in each of his successive assignments at Cameron. His leadership and success in our Engineered and Process Valves business followed by his achievements in leading our Subsea Systems business make Scott highly qualified for his role in leading OneSubsea.”

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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